EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Jose A. Mejia		Adam Prior (212) 836-9606
President & CEO
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

New York, NY – November 10, 2008 – Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the third quarter and nine-months ended September 30, 2008. For the quarter ended September 30, 2008, the net loss attributable to common stockholders was $14,718,000, or $.33 per share, based on a weighted average number of common shares of 44,486,347, compared to a net loss attributable to common stockholders of $9,725,000, or $.29 per share, based on a weighted average number of common shares of 33,535,799, for the quarter ended September 30, 2007. For the nine-months ended September 30, 2008, the net loss attributable to common stockholders was $46,173,000, or $1.18 per share, based on a weighted average number of common shares of 39,269,275, compared to a net loss attributable to common stockholders of $28,843,000, or $.86 per share, based on a weighted average number of common shares of 33,473,240, for the nine-months ended September 30, 2007. Costs during the quarter and nine-months ended September 30, 2008 include Depreciation and Other Production Facility Costs of approximately $6,471,000 and $15,454,000, respectively, which include depreciation, labor, materials and components and other production facility costs.

Commenting on the report, Jose Mejia, the President and Chief Executive Officer of Medis Technologies, stated, “This report for the third quarter marks the Company’s transition from a development company to an operating business as we begin making and selling our initial Power Pack products in earnest. This is a traditional turning point for companies that have developed breakthrough technologies and are ready to take them to market. I am extremely enthusiastic about the potential for our products and our technology to provide power solutions in a broad range of applications. Medis’ technologies to me represents where the future is going. I am reminded by my involvement in the data networking world of wireless and optical technologies, all of which have completely changed the way the world communicates. I believe Medis’ scientists and their knowledge of these new ways of generating portable power and energy is among no others in the world and they have the patents to prove it. All of this and experiencing the Israel R&D center and our facilities in Ireland shaped my decision to join Medis as CEO.

I particularly recognize the enormous opportunity for our Company to satisfy an important need in the mobile communications space. Our energy-producing technology enables continuity of communication for both business and social users under conditions that we believe other power alternatives cannot match.

Our family of fuel cell products--our Power Packs and our Emergency Kits--provide the energy to power hand held devices whether in normal circumstances, or in critical situations like hurricanes, earthquakes, terrorist attacks or other natural or man-made emergencies where access to the power grid is interrupted or unavailable. This is a capability that is extremely important for business users who need to maintain commerce-related communications.

At the same time, we provide continuity of power for social communication among a broad range of hand held device users, such as the younger people, who have adopted texting as a fundamental form of social communication or those who will use our products for uninterrupted internet for music and video away from the constraints of walls and batteries. Our products can also assure parents of continued communication with their children even in remote locations where power is otherwise inaccessible. Our products provide peace of mind to the enterprise and its employees, you never have to worry about charging any device or battery, our solution is instant, clean, does not over-heat, is eco-friendly and always there when squeezed.

The company began setting the stage for its transition in the last quarter by entering into a distribution relationship with Xentris and beginning to supply Power Packs to a limited number of Best Buy and Best Buy Mobile stores in the east coast. We also began establishing relationships with other major distributors and retail and internet outlets. During the fourth quarter, which is already upon us, we began reflecting some of those deliveries and we expect the ramping up of revenue through the first quarter of 2009.

The slowing economy is certainly a concern because it promises to severely impact consumer spending. However, the health of the mobile communication devices marketplace seems sustainable. The devices have become essential social and business tools and the popularity of the iPhone and ever more sophisticated smart phones from RIM with the BlackBerry, Nokia, HTC making smart phones for Google and smart phones from other manufacturers, leads us to believe there is a solid market for a portable generator of electricity, particularly one that can extend continuity of service both in terms of time and geography. In addition, our initial power pack is more efficient and less expensive than the next best solution in the market place today.

We believe that Smart phone users, particularly in the very important enterprise market, will continue to need and purchase our products to assure uninterrupted commerce. We believe that the emerging markets where grid-based power sources are limited will find the ability of our fuel cell Power Pack to create energy without dependence upon a wall plug very compelling. We are confident that as consumers begin to learn about our energy producing technology and its ability to provide continuity of service, they will realize that our Power Pack is something they must have and is not merely a nice to have item.

Our goal is to make the Medis 24/7 fuel cell power generating capability the leading technology for helping people when they are stranded. This will make our technology needed for people all over the world, whether you are preparing for a hurricane, a tornado, a snow storm or as the number of black-outs intensify due to the aging energy infrastructure in countries like ours. Our portable power generators provide instant energy and as the Wall Street Journal pointed out recently: If they make it, they will buy it: WE ARE MAKING IT. The Goal of providing Peace of Mind and being the source of energy when you are in need is an ambitious one, but it is a goal we will work on achieving as we begin to build our distribution network. After so many years of effort, we finally have the formula and our initial products and applications are capable of helping us deliver on our goal.”

Management will also conduct a conference call on November 10, 2008 at 11:00 AM Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call.

To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to:
http://investor.shareholder.com/media/eventdetail.cfm?mediaid=33943&c=MDTL&mediakey=7EE6589ECB106F6D7857AB47DD6EB8AA&e=0

The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies' primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis' indirect majority-owned and publicly traded subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks and acceptance by consumers of the Company’s products, general economic conditions, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS September 30, 2008 (In thousands, except loss per share) (See notes below)

Statements of	Three Months	Three Months	Nine Months	Nine Months
Operations Data	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2008	2007	2008
	(Unaudited)
Revenues	$400	$—	$400	$—
Cost of Revenues	249	—	249	—
Gross Profit	151	—	151	—

Depreciation and other production facility costs	$—	$6,471	$—	$15,454

R&D costs	5,839	4,594	17,757	17,881
SG&A expenses	3,384	3,203	10,137	10,366
Amortization of intangible assets	52	—	156	48
Operating loss	(9,124)	(14,268)	(27,899)	(43,749)
Interest income, net	441	463	2,142	197
Minority interest	—	129	—	505
Net loss	(8,683)	(13,676)	(25,757)	(43,047)
Dividends on preferred stock	(1,042)	(1,042)	(3,086)	(3,126)
Net loss attributable to common stockholders	$(9,725)	$(14,718)	$(28,843)	$(46,173)
Basic and diluted net loss per share	$(.29)	$(.33)	$(.86)	$(1.18)

Weighted-average common shares used in computing basic and diluted net loss per share	33,536	44,486	33,473	39,269

	December 31,	September 30,
Selected Condensed Balance Sheet Data	2007	2008
		(Unaudited)

Cash and cash equivalents	$16,626	$22,353
Short-term investments	1,160	1,160
Restricted cash and deposits	5,700	5,807
Working capital	27,725	37,123
Property, plant and equipment, net	61,703	62,280
Goodwill and intangible assets, net	58,253	58,205
Total assets	157,233	167,443
Long-term liabilities	4,367	5,092
Series A preferred stock, net	53,240	53,240
Stockholders’ equity	91,751	101,356

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three and nine months ended September 30, 2008, which can be found in the Company’s Form 10-Q for the quarter ended September 30, 2008 (“Form 10-Q”). The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2007 and the year then ended, together with the accompanying notes ("Annual Financial Statements"), and the financial information included in the Summary of Results should be read in conjunction with both the Form 10-Q and the Annual Financial Statements.

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